As filed with the Securities and Exchange Commission on September 3, 2002
                                                   Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        INVESTMENT TECHNOLOGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                 95-2848406
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
incorporation or organization)

                               380 Madison Avenue
                            New York, New York 10017
                    (Address of principal executive offices)
                   ------------------------------------------


   Hoenig Group Inc. Amended and Restated 1996 Long-Term Stock Incentive Plan
                    Hoenig Group Inc. 1994 Stock Option Plan
                    Hoenig Group Inc. 1991 Stock Option Plan
                   -------------------------------------------

                              P. Mats Goebels, Esq.
                        Investment Technology Group, Inc.
                               380 Madison Avenue
                            New York, New York 10017
                                 (212) 588-4000
                 (Name, address, and telephone number, including
                        area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
================================================================================================================
               Title of                       Amount to be            Proposed maximum            Amount of
      securities to be registered              registered         aggregate offering price    registration fee
----------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share(1)                               99,448(1)               $1,599,350(2)              $147.14(3)

================================================================================================================


(1) This registration statement covers shares of Common Stock, $.01 par value, of Investment Technology Group, Inc. that may be offered and sold from time to time pursuant to the Hoenig Group Inc. Amended and Restated 1996 Long-Term Stock Incentive Plan, as amended and restated (61,261 shares), the Hoenig Group Inc. 1994 Stock Option Plan, as amended and restated (35,750 shares) and the Hoenig Group Inc. 1991 Stock Option Plan, as amended and restated (2,437 shares). Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or other transactions triggering adjustments in accordance with the anti-dilution and adjustment provisions of the Plans.

(2) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of Common Stock on August 30, 2002, as reported on the New York Stock Exchange.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $92 per $1,000,000 of the maximum aggregate offering price.


================================================================================

                              EXPLANATORY STATEMENT

     On September 3, 2002, Investment Technology Group, Inc. ("ITG") acquired Hoenig Group Inc. ("Hoenig") through the merger of ITG's wholly-owned subsidiary Indigo Acquisition Corp. with and into Hoenig, with Hoenig surviving the merger. As a consequence of the merger, each share of Hoenig common stock was converted into (i) the right to receive, without interest, $11.35 (the "Cash Merger Consideration") and (ii) one contingent payment right for a pro rata share of any future distributions from an escrow account set up in connection with the pursuit of certain insurance and other claims related to a trading loss and unauthorized trading activity suffered at Hoenig's U.K. subsidiary. Options to purchase Hoenig common stock were either cashed-out or rolled over as follows. All cash-out options were canceled, and holders of cash-out options with an exercise price below the Cash Merger Consideration received (i) an amount in cash, without interest, equal to the product of (x) the excess of the Cash Merger Consideration over the exercise price per share of such cash-out option times (y) the number of shares of Hoenig common stock subject to such cash-out option and (ii) the number of contingent payment rights as is equal to the number of shares of Hoenig common stock subject to such cash-out option. Each rollover option was converted into (x) except for specified rollover options, the number of contingent payment rights as is equal to the number of shares of Hoenig common stock subject to such rollover option and (y) an option to purchase shares of ITG common stock on terms substantially identical to those in effect immediately prior to the merger under the terms of the stock option plan or other agreement or award pursuant to which such Hoenig stock option was granted; provided, however, that from and after the merger, (i) each rollover option assumed by ITG became exercisable solely to purchase shares of ITG common stock, (ii) the number of shares of ITG common stock purchasable upon exercise of each rollover option became equal to the number of shares of Hoenig common stock that were purchasable under such rollover option immediately prior to the merger multiplied by the exchange ratio and rounded down to the nearest whole share and (iii) the per share exercise price under each rollover option was adjusted by dividing the per share exercise price of such rollover option immediately prior to the merger by the exchange ratio, and rounded up to the nearest whole cent. This Registration Statement covers shares of ITG common stock issuable upon the exercise of the rollover options.

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1. Plan Information.*

ITEM 2. Registrant Information and Employee Plan Annual Information.*

          * As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents have been filed by Investment Technology Group, Inc. ("the "Registrant" or the "Company") with the Securities and Exchange Commission (the "Commission") (File No. 0-23644) and are hereby incorporated by reference in this Registration Statement:

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002;

     The Company's Current Reports on Form 8-K filed on March 4, 2002 and July 8, 2002; and

     The description of the Common Stock of the Company contained in the Company's Registration Statement on Form S-4 (No. 333-74723, filed with the Commission on March 19, 1999), including any other amendment or report filed for the purpose of updating such description.

     In addition, all reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The legality of the shares of Common Stock offered hereby has been passed upon for the Registrant by P. Mats Goebels, General Counsel and Secretary of the Registrant. As of September 3, 2002, Mr. Goebels beneficially owned 9,898 shares of the Company's Common Stock and options to purchase 12,500 additional shares.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware. Sections 102 and 145 of the Delaware General Corporation Law (the "DGCL") set forth the conditions and limitations governing the indemnification of officers, directors and other persons by Delaware corporations.

     Generally, Section 145 of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, a Delaware corporation may similarly indemnify such person for expenses actually and reasonably incurred by him or her in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall have determined upon application, that, despite the adjudication of liability by in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

     Generally, Section 102(b)(7) of the DGCL provides that the certificate of incorporation of a Delaware corporation may contain provisions eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date which such provisions became effective.

     Section 145 of the DGCL provides that a Delaware corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against the same pursuant to the provisions of the DGCL.

     Our certificate of incorporation, as amended, provides for indemnification of directors and officers for liabilities and expenses incurred in defending actions brought against them in such capacities. Our certificate of incorporation provides that we shall indemnify our directors and officers to the maximum extent now or hereafter permitted by law.

     We maintain directors' and officers' liability insurance covering all of our directors and officers against claims arising out of the performance of their duties.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     See Exhibit Index.

ITEM 9. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; or

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemni-fication by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 3, 2002.

                               INVESTMENT TECHNOLOGY GROUP, INC.




                               /s/  Robert J. Russel
                               ----------------------------------------------
                               Name:  Robert J. Russel
                               Title:  Chief Executive Officer



                                POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby appoints Robert J. Russel, Howard C. Naphtali and P. Mats Goebels, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to sign any and all post-effective amendments to the Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                    Signature                                     Title                            Date
                    ---------                                     ------                           ----

              /s/ Robert J. Russel                 Chief Executive Officer and             September 3, 2002
-----------------------------------------------       Director (Principal Executive
               (Robert J. Russel)                     Officer)

             /s/ Howard C. Naphtali                Managing Director and Chief             September 3, 2002
-----------------------------------------------       Financial Officer (Principal
              (Howard C. Naphtali)                    Financial Officer)

                /s/ Angelo Bulone                  Vice President and Controller           September 3, 2002
-----------------------------------------------       (Principal Accounting Officer)
                 (Angelo Bulone)



                    Signature                                     Title                            Date
                    ---------                                     ------                           ----

           /s/ Raymond L. Killian, Jr.             Chairman of the Board of Directors      September 3, 2002
-----------------------------------------------
            (Raymond L. Killian, Jr.)

               /s/ Frank E. Baxter                              Director                   September 3, 2002
-----------------------------------------------
                (Frank E. Baxter)

              /s/ J. Willam Burdett                             Director                   September 3, 2002
-----------------------------------------------
              (J. William Burdett)

              /s/ Neal S. Garonzik                              Director                   September 3, 2002
-----------------------------------------------
               (Neal S. Garonzik)

              /s/ William I Jacobs                               Director                  September 3, 2002
-----------------------------------------------
               (William I Jacobs)

               /s/ Robert L. King                                Director                  September 3, 2002
-----------------------------------------------
                (Robert L. King)

               /s/ Mark A. Wolfson                               Director                  September 3, 2002
-----------------------------------------------
                (Mark A. Wolfson)


                                  Exhibit Index


     Exhibit No.        Description

          4.1 Hoenig Group Inc. 1991 Stock Option Plan. (Incorporated herein by reference to Exhibit 10(b) to the Hoenig Group Inc. Registration Statement on Form S-1 filed August 23, 1991).

          4.2 Hoenig Group Inc. 1994 Stock Option Plan. (Incorporated herein by reference to Exhibit 99.2 to the Hoenig Group Inc. Registration Statement on Form S-8 filed September 30, 1994).

          4.3 Hoenig Group Inc. Amended and Restated 1996 Long-Term Stock Incentive Plan. (Incorporated by reference to Annex A to the Hoenig Group Inc. Definitive Proxy Statement for the 2000 Annual Meeting of Stockholders held on May 18, 2000).

          5.1 Opinion of General Counsel of the Company with respect to the legality of the Common Stock being registered hereby.

          23.1 Consent of General Counsel of the Company (included in Exhibit 5.1).

          23.2 Consent of Independent Auditors.

          24 Powers of Attorney (included on page II-5 of this Registration Statement).

                                                                     Exhibit 5.1

                [LETTERHEAD OF INVESTMENT TECHNOLOGY GROUP, INC.]

                                                               September 3, 2002

    Re Form S-8 Relating to the Hoenig Group Inc. Amended and Restated 1996 Long-Term Stock Incentive Plan, 1994 Stock Option Plan and 1991 Stock Option Plan
        ----------------------------------------------------------------------

Ladies and Gentlemen:

     I am General Counsel to Investment Technology Group, Inc., a Delaware corporation (the "Company"). The Company is filing a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 61,261 shares of the Company's common stock (the "1996 Option Plan Registered Shares"), par value $.01 per share, offered under Hoenig Group Inc.'s ("Hoenig") 1996 Long-Term Stock Incentive Plan, as amended and restated (the "1996 Option Plan"), 35,750 shares of the Company's common stock (the "1994 Option Plan Registered Shares"), par value $.01 per share, offered under Hoenig's 1994 Stock Option Plan, as amended and restated (the "1994 Option Plan") and 2,437 shares of the Company's common stock (the "1991 Option Plan Registered Shares"; and together with the 1996 Option Plan Registered Shares and the 1994 Option Plan Registered Shares, the "Registered Shares"), par value $.01 per share, offered under Hoenig's 1991 Stock Option Plan, as amended and restated (the "1991 Option Plan"; and together with the 1996 Option Plan and 1994 Option Plan, the "Plans").

     In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, certain of the Company's corporate proceedings as reflected in its minute books, the Plans and such other records as I have deemed relevant. In addition, I have made such other examinations of law and fact as I have deemed appropriate in order to form a basis for the opinion hereinafter expressed. In my opinion, the Registered Shares that may be originally issued by the Company in connection with the Plans, when and to the extent issued in accordance with the terms of the Plans and the resolution authorizing the Plans for a price per share not less than the par value thereof, will be duly authorized, validly issued, fully paid and non-assessable.

     In rendering this opinion, I express no opinion as to the laws of any jurisdiction other than the laws of the United States, the laws of the State of New York and the Delaware General Corporation Law.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion and consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours

                                   /s/ P. Mats Goebels
                                   Managing Director, General Counsel
                                   And Secretary

                                                                    Exhibit 23.2

                          Independent Auditors' Consent

Board of Directors
Investment Technology Group, Inc. and Subsidiaries:

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Investment Technology Group, Inc. dated September 3, 2002 of our report dated January 17, 2002, relating to the consolidated statements of financial condition of Investment Technology Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which appears in the December 31, 2001 annual report on Form 10-K of Investment Technology Group, Inc.

/s/ KPMG LLP

New York, New York
September 3, 2002